NBC UNIVERSAL, INC.

CONTENT LICENSE AGREEMENT

This Agreement ("Agreement"), dated as of September 15, 2006 (the "Effective Date"), is by and between NPN Asset Acquisitions, Inc. ("Licensor") and NBC Universal, Inc., a Delaware corporation, having a principal place of business at 30 Rockefeller Plaza, New York, NY 10112 ("NBCU"). Licensor and NBCU shall each be referred to in this Agreement as a "Party," and together as the "Parties."

WHEREAS, NBCU makes available, and/or intends to make available, various content distribution services from time to time on various forms of media now in existence or in the future (including but not limited to the Internet, and wireless platforms) that provides Content (as defined below) and related services for End Users (as defined below). Such services shall be referred to in this Agreement as the "NBCU Services."

WHEREAS, Licensor owns and/or otherwise has the right to license and provide to NBCU the Licensor Content (as defined below) pursuant to the terms and conditions of this Agreement; and

WHEREAS, the Parties wish to enter into an agreement for NBCU's inclusion of the Licensor Content on the NBCU Services and other mediums, all pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, the receipt and sufficiency of which are hereby acknowledged, Licensor and NBCU agree as follows:

1. DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

1.1. "Acceptance" shall have the meaning set forth in Section 3.

1.2. "Claim" shall have the meaning set forth in Section 9.1.

1.3. "Confidential Information" shall mean any information and materials, in any form, including but not limited to oral, written, graphic and electronic forms, which is designated as proprietary or confidential in the following manner: (i) if in writing or other tangible form, is conspicuously labeled as "confidential" or "proprietary" at the time of delivery; or (ii) if oral, is identified orally as "confidential" or "proprietary" prior to or concurrent with disclosure, and after disclosure is identified in writing as "confidential" or "proprietary" no later than thirty (30) days after such disclosure. For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement or otherwise, NBCU's Confidential Information shall include, but not be limited to, all End User Information, any non-public information regarding the NBCU Services or the business of NBCU or NBCU Affiliates, and any information and materials pertaining to NBCU's or NBCU Affiliates' finances, technologies, systems, system architecture, code, business plans, business models, business partners, customers, ideas, inventions and trade secrets, know how, all of which are hereby deemed to be identified as confidential and proprietary to NBCU. The terms of this Agreement shall be the Confidential Information of both Parties. Except as otherwise expressly set forth above, Confidential Information shall not include information which (a) is or becomes generally known to the public through no act or omission of the Receiving Party; (b) was in the Receiving Party's possession prior to the disclosure hereunder without an obligation of confidentiality, (c) is disclosed to the Receiving Party by a third party not under an obligation of confidentiality, or (d) was independently developed by the Receiving Party.

1.4. "Content" shall mean all works of authorship in any form, including but not limited to text, information, graphics, photos, art, images, illustrations, maps, audio, video, lyrics, animation, slides, code, scripts, designs, and any and all other visual, audio and audiovisual media works now existing or hereafter developed.

1.5. "Correction Period" shall have the meaning set forth in Section 3, as may be modified in Schedule A.

1.6. "Delivery" shall mean the method of Licensor's delivery of the Licensor Content to NBCU as set forth in Schedule A.

1.7. "Delivery Date" shall mean the date by which Licensor shall make Delivery of the Licensor Content to NBCU, as set forth in Schedule A.

1.8. "End User Information" shall mean any and all data, whether personally-identifiable, non-personally-identifiable, aggregate, or otherwise, collected by Licensor from End Users in the course of, or otherwise derived by Licensor from, an End User's access to or use of the Licensor Content or any related activities.

1.9. "End Users" shall mean individuals who visit the NBCU Services, or who otherwise access the Licensor Content through other Mediums.

1.10. "Identified Mediums" shall mean the Mediums set forth in Schedule A, if narrower than the class of all Mediums.

1.11. "Initial Testing Period" shall have the meaning set forth in Section 3, as may be modified in Schedule A.

1.12. "Intellectual Property Rights" shall mean any and all trademark, service mark, trade name, copyright (including, without limitation, music synchronization

and performance rights and dramatic and non dramatic music rights), compilation, database, patent, trade secret, literary, dramatic, musical, artistic, personal, private, moral, trade dress, mask work, right of attribution or integrity, civil or property right or rights of publicity or privacy or any other intellectual property or proprietary right recognized in any jurisdiction, and any and all applications, divisions, continuations, renewals or re-issuances thereof.

1.13. "License" shall mean, collectively, the licenses granted by Licensor to NBCU pursuant to Section 5 and in the Professional Services Agreement. Where specifically stated in this Agreement, the term "License" may refer to the license regarding specific Licensor Content.

1.14. "License Fee" shall have the meaning set forth in Schedule A.

1.15. "License Term" shall have the meaning set forth in Schedule A.

1.16. "Licensor Content" shall mean the Content identified on Schedule A as being licensed to NBCU pursuant to this Agreement, including without limitation the compilation, format and look-and-feel thereof.

1.17. "Losses" shall have the meaning set forth in Section 9.1.

1.18. "Mediums" shall mean all media used for the purpose of display and/or performance of Content other than broadcast television. Notwithstanding the foregoing, commencing thirty (30) days after the date on which NBCU has first used a particular story that is part of Licensor Content on any Medium, the definition of Medium shall be deemed amended, solely with respect to any excerpt or portion of such story, to explicitly include traditional, over-the-air broadcast television. For purposes of this definition, "broadcast television" means a broadcast by any television station licensed and operating on a channel assigned or directly regulated by the FCC that is (i) owned and operated by NBCU or an NBCU affiliate, or (ii) that has entered into a contractual relationship, commonly known as a Local Market Arrangement, which provides a legal right for said television station to air certain intellectual property of NBCU or an NBCU Affiliate.

1.19. "NBCU Affiliate" shall mean any entity controlled by, controlling or under common control with NBCU.

1.20. "NBCU Competitors" shall mean any local or national television (including broadcast, cable and/or satellite) program, service or entity (regardless of the form, format, platform, technology or media on or through which such program or service is or may be offered or provided), or any Internet or wireless service or entity owned thereby, under common control therewith, related thereto or operated in connection therewith, as well as any additional entity listed on Exhibit B.

1.21. "NBCU Services" shall have the meaning set forth in the recitals of this Agreement.

1.22. "Owning Party" shall have the meaning set forth in Section 12.

1.23. "Receiving Party" shall have the meaning set forth in Section 12.

1.24. "Required Environment Components" shall have the meaning set forth in Section 8.1(f).

1.25. "Specifications" shall mean all applicable requirements of the Licensor Content, including but not limited to the specifications, style guidelines, technical guidelines, design specifications, feature requirements, function requirements, timeliness, completeness and accuracy standards, screen shots, documentation and other requirements for the Licensor Content set forth or referred to on Exhibit B.

1.26. "Term" shall have the meaning set forth in Section 11.1.

1.27. "Unacceptable Content" shall have the meaning set forth in Section 2.8.

2. OBLIGATIONS OF LICENSOR

2.1. Delivery. After Licensor's determination that the Licensor Content satisfies the Specifications, Licensor shall make Delivery of the Licensor Content as set forth in Schedule A, by each of the Delivery Dates. Time is of the essence. For the avoidance of doubt, Licensor's failure to make the Delivery of Licensor Content on or before each Delivery Date, or other failure to meet a milestone set forth on Schedule A, shall constitute a material breach of this Agreement, with NBCU having the right to seek all rights and remedies available at law or in equity.

2.2. Specifications. Licensor shall cause the Licensor Content to comply in all respects with the Specifications at all times during the Term.

2.3. Permissions. Except to the extent otherwise set forth on Exhibit A, Licensor shall be responsible for obtaining any rights, licenses, permits, exceptions, authorizations, consents, permissions, clearances, and approvals, and for obtaining and incorporating any credit or attribution, necessary for use of the Licensor Content on the NBCU Services or in any Mediums, or identified Mediums, as applicable, contemplated herein.

2.4. INTENTIONALLY OMITTED

2.5. Removal. In the event that Licensor determines, upon the advice of counsel, after meaningful consultation with NBCU, that removal of a portion of the Licensor Content from the NBCU Services and/or other Medium is necessary to avoid liability, Licensor shall have the right to remove such Licensor Content from the rest of the Licensor Content, or to require that NBCU do so by providing written notice to NBCU

and, if less than three (3) months has passed since the date of initial delivery of the portion of Content to be removed, then Licensor shall replace such Content with equivalent Content of equivalent quality, which complies in all respects with the Specifications. In no event shall this Section 2.5 have the effect of limiting NBCU's rights or Licensor's obligations under Section 9.

2.6. Tracking and Reporting. The Licensor Content must be able to integrate with third party tracking and reporting services identified by NBCU from time to time. If any modification to Licensor's Content is required for such integration, NBCU will bear the cost of such modification.

2.7. Cooperation. Licensor will work and cooperate with NBCU to implement changes to the Licensor Content to better integrate the Licensor Content with the NBCU Services. Licensor understands that NBCU currently does, and in the future may, use the services, products and content of certain third parties in connection with the NBCU Services and other Mediums. Licensor shall cooperate and coordinate any services being provided hereunder with NBCU and the agents, contractors, licensors, vendors and consultants of NBCU, to the extent and in the manner required by NBCU.

2.8. Unacceptable Content. The Licensor Content shall not contain: (i) obscene, indecent, pornographic material, sexually explicit material inappropriate for minors or other inappropriate adult content, (ii) tobacco, gambling or alcohol-related material or promotions, (iii) get rich quick schemes, pyramid schemes or deceptive marketing, (iv) spyware, adware, cookies, clear gifs, or other code designed to track End User activity, profile information about End Users, target ads to End Users or to transmit any information to Licensor, (v) Content that violates any applicable law, rule or regulation, or that infringes or misappropriates any third party right, or that requires NBCU to pay any royalties, or is defamatory, violent, discriminatory or harassing, (vi) Content that includes branding of an NBCU Competitor, unless approved in writing by NBCU in each particular instance, (vii) Content that is otherwise inconsistent with the public image, goodwill or reputation of NBCU or any NBCU Affiliate, or (viii) Content that links to third party Content that contains any of the Content described in subsections (i) through (vii) above, (collectively, subsections (i) through (viii) shall constitute "Unacceptable Content"). If NBCU, at any time during the Term, becomes aware of the existence of Unacceptable Content in the Licensor Content, NBCU shall have the right, but not the obligation, and without limitation of its other rights and remedies available at law and in equity, to immediately remove such Unacceptable Content from the Licensor Content and less than three (3) months has passed since the date of initial delivery of the portion of Content to be removed, then Licensor shall replace such Content with equivalent Content of equivalent quality, which complies in all respects with the Specifications, and which does not contain Unacceptable Content.

2.9. No Embedding. Licensor agrees that it shall not, and shall not authorize anyone to, embed, encode, insert, pass-through or in any other way implement, transmit or communicate: (A) any material, information, data, images, sounds or features into or around any Licensor Content or Licensor Service that would in any manner impede, interfere with or degrade the function of any hardware, software, firmware or any other equipment or devices, or (B) without the prior written consent of NBCU, any copy protection technologies and/or methods ("Copy Protection"), including without limitation any access controls or DRM ("Digital Rights Management") contained or embedded in or around any portion of any Licensor Content. If, despite the foregoing, a third party embeds any Copy Protection into any Licensor Content, Licensor shall obtain, and provide to NBCU, written authorization from such third party, which allows NBCU to remove and/or block such Copy Protection. Licensor acknowledges and agrees that each violation of any of the foregoing shall be deemed a material breach of this Agreement and NBCU may in its sole discretion and in addition to any other rights and remedies available to it under this Agreement, at law or in equity, terminate this Agreement by providing written notice to Licensor, without any cure period and without any further obligation or liability of any kind.

2.10. Security. NBCU does not wish to subject any of the End Users to any level of security vulnerability facilitated by any Licensor Content. Licensor shall take all precautions and adopt all safety measures to avoid the foregoing risk, through proactive monitoring of known vulnerability reporting services, engaging qualified and reliable third parties to validate Licensor's safety measures, adopting up-to-date and leading edge technologies in consultation with, or otherwise at the request of, NBCU for the safe, secure and accurate collection, creation, storage, revision, re-formatting, delivery and distribution of the Licensor Content and the performance of Licensor's other obligations under this Agreement. In addition, in the event Licensor seeks to secure any data via new methods, Licensor will cooperate with NBCU in utilizing and deploying such methods.

2.11. Market Information. Licensor will share with NBCU relevant market information regarding the Licensor Content, and NBCU shall share market information regarding the use of Licensor's Content, in each case subject to the limitations of each party's respective privacy policies.

2.12. Notification of Information. Licensor shall promptly inform NBCU of any information related to the Licensor Content or the Licensor Service that could reasonably lead to a Claim against NBCU or a NBCU Affiliate, or Loss suffered by NBC or a NBCU Affiliate, including but not limited to Claim by a governmental entity in any jurisdiction.

2.13. Support. Licensor shall support the Licensor Content during the Term as required in Schedule A. All deliverables relating thereto shall become part of the Licensor Content and shall be governed by the terms and conditions of this Agreement.

2.14. High Standards. With regard to all Licensor Content, and all duties and services delivered, required, or performed hereunder, Licensor will work in good faith to examine, and communicate to NBCU, the technical requirements related thereto, and will exercise, and direct Licensor's employees to exercise, its best efforts to deliver high standards of reliability and accessibility with respect to the Licensor Content and the performance of its duties under this Agreement. The Licensor Content shall be designed to attract repeat user visits and promote the most current relevant content, assets and properties.

2.15. Project Manager. Licensor will appoint a qualified member of its staff to act as project manager, whose duties shall be to act as primary liaison between NBCU and Licensor in matters concerning this Agreement.

2.16. Insurance. At all times during the Term and for three (3) years thereafter, Licensor shall maintain liability and intellectual property insurance in commercially reasonable amounts and will name NBCU as an additional insured with respect the parties' respective obligations pursuant to the terms of this Agreement.

3. ACCEPTANCE

3.1. Unless otherwise set forth in Schedule A with respect to all Licensor Content or specific Licensor Content, the following acceptance testing and correction procedures shall apply. Upon the Delivery of any Licensor Content hereunder, NBC shall have fifteen (15) business days, or such other time period as may be set forth in Schedule A (the "Initial Testing Period") to test and evaluate the Licensor Content for conformance with all Specifications, and to confirm that it is otherwise free of defects in operation and performance. Following such testing and evaluation period, NBC shall provide written notice of: (i) acceptance of such Licensor Content (such written notice, "Acceptance"); or (ii) rejection of such Licensor Content, specifying the basis therefore. If NBCU rejects the Licensor Content, or a portion thereof, Licensor will have five (5) business days, or such other time period as may be set forth in Schedule A (the "Correction Period"), to implement any corrections to resolve NBCU's objections to such Licensor Content, which shall be provided at no additional cost to NBCU. Upon implementation of such changes, Licensor shall redeliver such Licensor Content to NBCU for testing in accordance with this Section 3. The procedure set forth herein shall be repeated until Acceptance of the Licensor Content or, upon the second or any subsequent rejection of the Licensor Content, or any portion thereof, by NBCU, NBCU may terminate this Agreement, or, in NBCU's election, terminate the License Term applicable to such rejected Licensor Content, and receive a full refund of all License Fees, and any other payments made, under this Agreement (or, if NBCU elects only to terminate the License Term applicable to the rejected Licensor Content, NBCU shall receive a full refund of all License Fees, and any other payments made relating to such Licensor Content) or relating such Licensor Content, as applicable.

4. END USER DATA

4.1. NBCU shall own and retain all rights, title and interest in and to all End User Data, and all End User Data shall be deemed NBCU's Confidential Information. NBCU's Portal Privacy Policy and Terms of Use shall apply to the NBCU Services and the End User Data, including without limitation the Licensor Content. Licensor shall not collect or derive any End User Information unless otherwise expressly allowed pursuant to Schedule A. In the event that Licensor gains possession of End User Data, Licensor shall implement and maintain reasonable security procedures and practices appropriate to the nature of such End User Data to protect such End User Data from unauthorized access, destruction, use, modification and disclosure. Without limitation of the foregoing, Licensor shall advise NBCU immediately in the event that it learns or has reason to believe that there has been unauthorized access to the End User Data or that any person who has had access to the End User Data has violated or intends to violate the terms of this Agreement, and Licensor shall, at its own expense, cooperate with NBC in investigating and responding to the foregoing and seeking injunctive or other equitable relief against any such person.

Notwithstanding anything to the contrary contained herein, subject to NBCU's Portal Privacy Policy and Terms of Use, NBCU will share with Licensor aggregate, non-personally identifiable data and statistics directly related to End User usage and access of Licensor's Content. By way of example, to the extent such information is reasonably accessible, NBCU will provide Licensor aggregate data that includes information concerning the media platforms upon which Licensor's Content is accessed by End Users. Licensor agrees that it will not resell or market such data to any third-party, and will otherwise treat such data as "Confidential Information" as defined in this Agreement.

5. LICENSES

5.1. Licensor Content. Licensor hereby grants to NBCU a worldwide, non-exclusive, royalty-free license, irrevocable during the License Term, to: (i) use, translate, digitize, encode, reformat, reproduce, cache, store on its servers, distribute, publish, broadcast, transmit, disseminate, exhibit, display, perform, stream and transmit the Licensor Content, or any portion thereof, for inclusion on the NBCU Services (alone or in combination with other Content); (ii) use, translate, digitize, encode, reformat, reproduce, cache, store on its servers, distribute, publish, broadcast, transmit, disseminate, exhibit, display, perform, stream and transmit the Licensor Content, or any portion thereof, in connection with the advertising, marketing, merchandising and promotion of the NBCU Services through any Medium (alone or in combination with other Content); (iii) use, modify, translate, digitize, encode, reformat, reproduce, cache, store on its servers, distribute, publish, broadcast, transmit, disseminate, exhibit, display, perform, stream and transmit the Licensor Content, or any portion thereof, for repurposing in any Mediums (or, if

a subset of Mediums is identified on Schedule A, only such Identified Mediums), alone or in combination with other Content; (iv) sublicense to End Users the rights to access, print, download and copy Licensor Content from the NBCU Services or other Medium or Identified Medium, as applicable, and (v) make additional copies of the Licensor Content for backup, disaster recover and archival purposes.

5.2. Right to Sublicense. NBCU shall have the right to sublicense the rights granted in Section 5.1 to any NBCU Affiliate for use subject to the limitations and obligations set forth herein.

5.3. NBCU Discretion on Use. For the avoidance of doubt, NBCU shall have no obligation to exercise its rights under this Agreement or the License, with respect to the Licensor Content or any portion thereof. NBCU shall have sole, full and complete discretion concerning its use of the Licensor Content. Without limiting the generality of the foregoing, NBCU shall have the right but not the obligation to include any Licensor Content on the NBCU Services or in any other Medium, in conjunction with, and alongside NBCU Content and/or Content from other third parties.

5.4. No Exclusivity. The License granted herein is non-exclusive to NBCU.

5.5. Section 365(n). All rights and licenses granted under or pursuant to this Agreement by Licensor to NBCU are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the "Code"), licenses to rights to "intellectual property" as defined under the Code. The Parties agree that NBCU, as licensee of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the Code. The Parties further agree that, in the event of the commencement of any bankruptcy proceeding by or against Licensor under the Code, NBCU shall be entitled to retain all of their rights under this Agreement.

6. OWNERSHIP

6.1. Subject to the License, as between NBCU and Licensor, Licensor shall own and retain all rights, title and interest in and to the Licensor Content. As between NBCU and Licensor, NBCU shall own and retain all rights, title and interest in and to NBCU's trademarks, trade names, service marks, characters, logos and other indicia of origin, the NBCU Services, other NBCU Mediums, and any Content on the NBCU Services or other NBCU Mediums (with the exception of the Licensor Content in the form that it is Delivered to NBCU) and the compilation, look-and-feel, selection and arrangement of the NBCU Services, other NBCU Mediums, and the Content included thereon. Each Party reserves all rights not granted to the other Party in this Agreement.

7. COMPENSATION

7.1. NBCU shall pay Licensor the License Fee pursuant to the terms set forth in Schedule A.

7.2. INTENTIONALLY OMITTED.

7.3. Except as otherwise expressly set forth in Schedule A, each Party shall be responsible for its own expenses incurred in performing its obligations under this Agreement.

8. REPRESENTATIONS AND WARRANTIES

8.1. Licensor represents and warrants to NBCU that:

8.1.(a) Licensor has the corporate power and authority to enter into and perform its obligations under this Agreement, and the foregoing shall not constitute a breach or violation of any other agreement entered into by Licensor;

8.1.(b) Licensor has the full right to grant the rights granted hereunder, and has met its obligations set forth in Section 2.3 of this Agreement;

8.1.(c) the Licensor Content shall conform in all respects with the Specifications, shall be free of defects in materials, workmanship, operation and performance, shall be complete, accurate, current, up-to-date, timely, and of the highest quality, shall remain competitive in the industry, shall contain no Unacceptable Content, shall comply with all applicable laws, rules and regulations, shall not (and NBCU's use and provision thereof shall not) violate, misappropriate or infringe any third party rights, including but not limited to Intellectual Property Rights and contractual rights, and shall otherwise conform and comply in all respects with the standards and requirements set forth in this Agreement;

8.1.(d) the Licensor Content shall be free of viruses, worms, logic bombs, Trojan horses, or similar malicious instructions, techniques, or devices capable of disrupting, erasing, disabling, damaging, or shutting down a computer system or software or hardware component thereof, and the Licensor Content does not and will not contain any computer code that would automatically disable the any component of the environment in which it resides, or impair, or enable Licensor to impair, in any way the operation thereof based on the elapsing of a period of time, exceeding an authorized number of copies or users, advancements to a particular date or other numeral, or other similar self-destruct mechanisms (sometimes referred to as "time bombs", "time locks", "locking devices" or "drop dead devices") or that would permit Licensor to access the Licensor Content or any component of the environment in which it resides to cause such disablement or impairment (sometimes referred to as a "trap door" or "back door" device), and from features or code that would alter the settings, or enable Licensor to alter the settings, of any component of the environment in which it resides or any of NBCU's or any End User's other software or systems, or provide access by Licensor to

information from NBCU's or any End User's software or systems (other than as expressly approved by NBCU in each instance as set forth on Schedule A);

8.1.(e) there are no claims, actions, suits, proceedings or investigations pending or, to Licensor's knowledge, threatened against or affecting the Licensor Content, at law or in equity, or before any federal, state, county, municipal or other governmental instrumentality or authority, domestic or foreign, and no arbitration proceedings are pending or, to Licensor's knowledge, threatened against or affecting the Licensor Content, and there is no legal or equitable basis on which the exercise by NBCU of the rights granted under this Agreement may be enjoined or otherwise impeded; and

8.1.(f) no facilities, software or equipment are necessary for NBCU or its designee(s) to receive and use the Licensor Content as contemplated hereunder ("Required Environment Components") other than any facilities, software and equipment listed on Schedule A.

8.2. INTENTIONALLY OMITTED

8.3. Warranty Disclaimers. EXCEPT FOR THE WARRANTIES SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES IN CONNECTION WITH THIS AGREEMENT, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE. EACH PARTY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT. NBCU MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE NBCU SERVICES.

9. INDEMNITY

9.1 Indemnification. (a) By Licensor. Licensor hereby agrees to defend, indemnify and hold harmless NBCU and NBCU Affiliates, and either of their directors, officers, members, partners, employees and agents (each, an "Indemnified Party"), at Licensor's expense, from and against all costs, liabilities, losses, debts, judgments, expenses, damages and penalties (including amounts paid in settlement and reasonable attorneys' fees) (collectively, "Losses") arising out of or in connection with a third party claim, cause of action, demand or action ("Claim") arising from or relating to: (i) Licensor's breach or alleged breach of warranty, covenant, representation, obligation or agreement under this Agreement, (ii) Licensor's violation of any law, rule or regulation in connection with this Agreement, or violation of any law, rule or regulation arising from the Licensor Content, (iii) Licensor's breach of Section 4 or 12 of this Agreement, (iv) the negligence, gross negligence, willful misconduct, fraud or other unlawful act or failure to act by Licensor or its agents, (v) NBCU's use or provision of the Licensor Content in accordance with its rights under this Agreement, all provided that in the event that a third party claim results, solely and directly, from NBCU's excerpting, modification, derivative work or other alteration of the Licensor Content, and such third party claim would not apply but for such excerpting, modification, derivative work or other alteration by NBCU, Licensor's obligations pursuant to this Section 9.1 shall be limited to that portion of the Losses that are attributable to Licensor's or its agents' negligence, gross negligence, willful misconduct, fraud, unlawful act or violation of applicable law, rule or regulation. (b) By NBCU. NBCU hereby agrees to defend, indemnify and hold harmless Licensor and its shareholders, directors, officers, members, partners, employees and agents (each, an "Indemnified Party"), at NBCU's expense, from and against all costs, liabilities, losses, debts, judgments, expenses, damages and penalties (including amounts paid in settlement and reasonable attorneys' fees) (collectively, "Losses") arising out of or in connection with a third party claim, cause of action, demand or action ("Claim") arising from or relating to: (i) NBCU's breach or alleged breach of warranty, covenant, representation, obligation or agreement under this Agreement, (ii) NBCU's violation of any law, rule or regulation in connection with this Agreement, (iii) NBCU's breach of Section 5 or 12 of this Agreement, (iv) the negligence, gross negligence, willful misconduct, fraud or other unlawful act or failure to act by NBCU or its agents, and (v) the use, provision or distribution of NBCU's Services, provided that such Claim does not relate directly to Licensor's Content.

9.2 Injunction. If any Licensor Content, or any portion thereof, or the use thereof, is held to constitute a third party infringement, misappropriation or violation, or its use is enjoined, or likely to be enjoined, by any action, lawsuit or claim, and less than three (3) months has passed since the date of initial delivery of the portion of infringing, misappropriated or violating Content, then Licensor shall, at its sole expense, and without limitation of any other remedies available to NBCU at law or in equity, shall undertake to procure for NBCU the right to continue using such Licensor Content for the term and in the manner set forth in this Agreement. If such rights cannot be procured after Licensor's exercise of its best commercially reasonable efforts, Licensor must, at its sole expense: (i) modify such Licensor Content to render it not subject to such injunction or likely injunction, but otherwise fully compliant with the Specification and other requirements set forth in this Agreement, or (ii) substitute such Licensor Content with a replacement that is not subject to such injunction or likely injunction, but is otherwise fully compliant with the Specifications and other requirements set forth in this Agreement.

9.3 Procedure. A party requesting indemnity shall give prompt written notice to the indemnifying party of any claim, demand or action for which indemnity is sought. If the indemnifying party shall fail to promptly appoint competent and experienced counsel, the party requesting indemnity may engage its own counsel and all charges incurred in connection therewith shall be paid by the indemnifying party. The party requesting indemnity shall fully cooperate in the defense or settlement of any such claim, demand or action, at the expense of the indemnifying party. The party requesting indemnity may also engage its own counsel to participate in any such defense and the cost thereof shall be

paid by the party requesting indemnity. No failure to notify the indemnifying party of a Claim shall relieve it of its obligations under this Section 9 except to the extent that the indemnifying party is materially prejudiced by such failure. The party requesting indemnity may participate in the defense of a Claim on an equal basis at its own expense (provided that if counsel is employed by the party requesting indemnity due to a conflict of interest or because the indemnifying party does not assume control of the defense, the indemnifying party will bear such expense). Any disposition or settlement that imposes any liability on or affects any right or interest of the party requesting indemnity will require that party's prior written consent. The indemnifying party's obligations shall include, without limitation, the obligation to compensate the party requesting indemnity for its costs and expenses incurred in enforcing its rights to have the indemnifying party perform its obligations under this Section 9.

10. LIMITATION OF LIABILITY

10.1. SUBJECT TO SECTION 10.2, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY (WHETHER IN CONTRACT OR IN TORT) FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) ARISING FROM THIS AGREEMENT.

10.2. IN NO EVENT SHALL ANY LIMITATION OR DISCLAIMER OF LICENSOR'S LIABILITY FOR DAMAGES APPLY TO A PARTY'S OBLIGATIONS UNDER SECTION 9, OBLIGATIONS RESPECTING EITHER PARTY'S: CONFIDENTIAL INFORMATION, END USER DATA, VIOLATION OF APPLICABLE LAW, RULE OR REGULATION, OR TO LIABILITY OR DAMAGES ARISING FROM EITHER PARTY'S ABANDONMENT OF ITS OBLIGATIONS UNDER THIS AGREEMENT, BREACH OF ITS CONFIDENTIALITY OBLIGATIONS, WILLFUL, MALICIOUS, TORTIOUS OR GROSSLY NEGLIGENT CONDUCT, OR PROPERTY DAMAGE OR PERSONAL INJURY.

11. TERM AND TERMINATION

11.1. Term. The Term of this Agreement (the "Term") shall commence on the Effective Date and, unless terminated earlier in accordance with this Agreement, shall continue until the final Delivery Date for Licensor Content.

11.2. Termination.

11.2.(a) Termination for Breach.

11.2.(a).(i). By NBCU. NBCU may terminate this Agreement if Licensor materially breaches any of its representations, warranties, covenants, obligations or agreements hereunder, and fails to cure such breach within thirty (30) days following receipt of written notice thereof from NBCU.

11.2.(a).(ii). By Licensor. Licensor may terminate this Agreement, along with the License Term, in the event that NBCU materially breaches any of its representations, warranties, covenants, obligations or agreements hereunder, and fails to cure such breach within thirty (30) days following receipt of written notice thereof from Licensor.

11.2.(b) Termination for Convenience. NBCU shall have the right to terminate this Agreement, along with the License, at any time and for any reason, by written notice to Licensor.

11.3. Wind Down Period. Notwithstanding anything to the contrary set forth in this Agreement or otherwise, upon termination of this Agreement or the License, as it relates to the Licensor Content as a whole or a portion thereof, prior to the natural expiration of the applicable License Term, NBCU shall have the right to continue to use such Licensor Content, in accordance with the License, for an additional thirty (30) days giving time for NBCU to replace such Content. Additionally, NBCU shall have the right for three (3) months following the date of termination or expiration of this Agreement or of the License, as it relates to the Licensor Content as a whole or a portion thereof, for any reason, to continue to exercise its rights granted pursuant to the License with respect to any tangible media containing the Licensor Content, or any portion thereof, which tangible media was in existence, containing such Licensor Content, on the date of termination or expiration of this Agreement.

12. CONFIDENTIALITY

12.1. Each Party acknowledges that in performing under this Agreement, it may gain access to Confidential Information belonging to the other Party and that such Confidential Information may contain trade secrets of such other Party. Accordingly, when a Party (the "Receiving Party") receives Confidential Information of another Party (the "Owning Party") the Receiving Party shall, and shall obligate its employees and agents to: (i) maintain such Confidential Information in strict confidence, (ii) not disclose such Confidential Information to a third party without the Owning Party's prior written approval, and (iii) not, directly or indirectly, use such Confidential Information for any purpose other than as necessary to perform, or exercise its express rights, under this Agreement. The Receiving Party shall disclose the Confidential Information received from the Owning Party only to those employees and agents who need to know the same, and each Party undertakes to ensure that such employees and agents are bound by confidentiality and nondisclosure obligations with respect to such Confidential Information that are no less strict than the confidentiality and nondisclosure obligations set forth in this Section 12. Each Party shall take reasonable measures to protect the Confidential Information of the other Party, which measures shall not be less than the measures taken by such Party to

protect its own similar confidential and proprietary information. All Confidential Information shall remain the sole property of the Owning Party. The obligations of the Receiving Party under this Section 12 shall continue during the Term and for a period of two (2) years after expiration or termination thereof; provided, however, that with respect to trade secret information, the obligations of the Receiving Party under this Section 12 shall continue indefinitely. Upon termination or expiration of this Agreement for any reason, or at an earlier time upon the Owning Party's request, subject to Section 11.3 and any other surviving rights, each Party shall promptly return to the other Party all Confidential Information of the other Party in its possession or control. Licensor acknowledges that unauthorized disclosure of any Confidential Information by Licensor and/or Licensor's employees or agents will cause irreparable injury to NBCU and/or the owner of such Confidential Information, which injury shall be inadequately compensable in damages. Accordingly, NBCU or such other party may seek and obtain injunctive relief against the breach or threatened breach of Licensor's confidentiality obligations hereunder, in addition to any other legal remedies which may be available.

13. GENERAL

13.1. Public Announcements. Except as required by applicable law, neither Party shall make any public announcement, publication, press release or other publicity or broadly distributed document regarding the existence or contents of this Agreement or the other Party's performance under this Agreement, or using the other Party's trademarks, trade names, service marks, characters, logos or other indicia of origin, without the prior written approval of the such other Party which shall not be unreasonably withheld or delayed. Without limitation of the foregoing, the content and timing of any press release shall be subject to both Parties' prior written approval.

13.2. No Exclusivity. Nothing in this Agreement shall be construed as: (a) granting any exclusive rights in Licensor's Content; or (b) requiring NBCU to purchase or license any content, product or service exclusively from Licensor, or shall limit or restrict NBCU's right to do business with, grant rights to or receive grants of rights from, provide services to or receive services from, or enter into any agreements with any other entity, in any scope and manner that NBCU desires.

13.3. Remedies. In no event shall any right or remedy set forth or provided for NBCU in this Agreement be exclusive or in lieu of any other rights or remedies available to NBCU at law or in equity.

13.4. NBCU Affiliates. NBCU's disclaimers and limitations of damages and liability and Licensor's obligations of indemnification and confidentiality shall apply equally to protect NBCU Affiliates and to protect NBCU's and NBCU Affiliates' present and future officers, principals, directors, shareholders, partners, members, employees, contractors and agents.

13.5. No Agency or Joint Venture. The Parties agree and acknowledge that the relationship of the Parties is in the nature of an independent contractor. This Agreement shall not be deemed to create a partnership or joint venture and neither Party is the other's agent, partner, employee, or representative.

13.6. Severability. Should any provision of this Agreement be held to be void, invalid or unenforceable, such provision shall be enforced to the maximum extent permissible, and the remaining provisions of this Agreement shall remain in full force and effect.

13.7. No Waiver. The failure of either Party to partially or fully exercise any right or the waiver by either Party of any breach shall not prevent a subsequent exercise of such right or be deemed a waiver of any subsequent breach of the same or any other term of this Agreement.

13.8. No Assignment. Neither Party may assign this Agreement or any of its rights or obligations under this Agreement, without the prior written consent of the other Party, except that either Party may assign this Agreement to a party that purchases all or substantially all of its assets, or to the resulting entity from a merger or acquisition involving such Party, and NBCU may assign this Agreement to any NBCU Affiliate. Licensor shall notify NBCU in writing at least thirty (30) days in advance of any assignment of this Agreement. In the event that Licensor's intended assignee does not meet NBCU's approval, NBCU shall have the right to terminate this Agreement and to prohibit Licensor's transfer of any of NBCU's or a NBCU Affiliates' Confidential Information to such assignee. Licensor agrees that any assignment it makes hereunder shall not relieve Licensor of its obligations hereunder. Any attempted assignment or other transfer in violation of the foregoing shall be void and of no force or effect.

13.9. Binding Agreement. This Agreement shall be fully binding upon, inure to the benefit of and be enforceable by the Parties hereto and their permitted successors and assigns.

13.10. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed duly given (i) if delivered personally, when received, (ii) if transmitted by facsimile, upon the generation by the transmitting facsimile machine of a confirmation that the entire document has been successfully transmitted, (iii) if sent by recognized overnight courier service, on the business day following the date of deposit with such courier service, or (iv) if sent by registered mail, postage prepaid, return receipt requested, on the third business day following the date of deposit in the United States mail. All such notices shall be addressed to a Party at the following address:

If to NBCU: NBC Universal, Inc.
30 Rockefeller Plaza
New York, NY 10112

Attention: Senior Vice President, TVSD

With copies to:

NBC Law Department

30 Rockefeller Plaza

New York, NY 10112

Attention: SVP, Corporate & Transactions

Fax: 212-664-2147

If to Licensor:

NPN Asset Acquisitions, Inc.

80 Southwest 8th Street, Suite 2230

Miami, Florida

Attention: Chief Executive Officer

Fax: (786) 425-0067

or to such other address or facsimile number as a Party shall notify the other in accordance with this Section 13.11.

13.11. Entire Agreement. This Agreement and the schedules and exhibits hereto, which are incorporated herein by this reference, set forth the entire agreement between the Parties regarding the subject matter hereof and supersede in their entirety all prior written or oral negotiations, understandings and agreements between the Parties concerning the subject matter hereof. Any amendment or modification of this Agreement must be in a writing signed by both Parties.

13.12. Survival. The provisions of Sections 2.16, 4, 6, 8, 9, 10. 11.3, and 12, and End Users' rights pursuant to Section 5.1(iv), shall survive the expiration or earlier termination of this Agreement.

13.13. Governing Law and Venue. This Agreement will be governed by and construed solely in accordance with the laws of the State of New York, except for its conflict of laws principles. Any action, claim, or proceeding in connection with the Agreement will be brought exclusively in any state or federal court located in New York County, New York, if brought by Licensor, and in any state or federal court located in Dade County, Florida, if brought by NBCU, and Licensor and NBCU each accepts generally and unconditionally the exclusive jurisdiction of the such courts and irrevocably waives any objection that to the bringing of any such action, claim, or proceeding.

13.14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the Effective Date.

Licensor: ~~[TBD]~~ NPN ASSET ACQUISITIONS, INC.

Signatory: [signature]

Name: MICHAEL R. MOORE

Title: EVP

NBC Universal, Inc.

Signatory: [signature]

Name: Bruce Campbell

Title: EVP, NBCU Business Development

Schedule A

1. Licensor Content.

The following Content is licensed by Licensor to NBCU pursuant to this Agreement:

A total of five hundred (500) fully-produced audio-visual archived news stories, dealing with subjects such as health and wellness, technology and consumer reports, running between one minute (1:00) and five minutes (5:00) in length, to be provided on a monthly basis in a manner further described herein. During any given month, no more that sixty percent (60%) of such stories shall be older than six (6) months from their initial publication by Licensor, while the remaining stories shall be suitable for use by NBCU as contemplated by the terms herein. Further, any story scripts, whether in hard copy or electronic (Microsoft Word) format, shall list when the story was vetted and provide source/contact details.

2. Delivery and Delivery Date.

The news stories referenced above shall be provided to NBCU on a time-coded tape in DVC Pro Format with content index. The script for each story shall be provided to NBCU in an electronic file and/or hard copy.

The following shall be the schedule by which Licensor shall make Delivery of the Licensor Content by insured Federal Express (or equivalent carrier) delivery of media specified by NBCU containing the Licensor Content:

TO BE DELIVERED BY LICENSOR TO NBCU NO LATER THAN:	NUMBER OF STORIES TO BE DELIVERED BY LICENSOR TO NBCU:
September 30, 2006	20
October 15, 2006	30
The last day of each month from October 2006 through and including August 2008	20
September 30, 2008	10

3. Acceptance.

Instead of the Acceptance procedure set forth in Section 3 of the Agreement, the following Acceptance procedure shall apply: Licensor Content shall be deemed accepted unless Licensor is otherwise notified.

4. Identified Mediums.

NBCU shall have the right to distribute, display, perform and/or otherwise make available the Licensor Content in all Mediums, as that term is defined in this Agreement.

5. Editing and Delivery Fees.

As partial deferment of Licensor's editing and delivery fees, NBCU shall pay a one-time flat fee of Fifty Dollars ($50) per story. Such fee shall be payable upon the later of sixty (60) days after: (a) NBCU's receipt of a valid, written, accurate, itemized and undisputed invoice for such fee and (b) acceptance of the tape and text materials containing the story.

6. License Term and Territory.

Subject to termination of the License pursuant to Section 11 of the Agreement, the Term of the License (the "**License Term**") shall commence on Acceptance and continue in perpetuity.

7. Required Environment Components.

The following are the facilities, software and equipment necessary for NBCU or its designee(s) to receive and use the Licensor Content as contemplated hereunder: NONE

EXHIBIT A

Audio, Lyric and/or Video Licensor Content

Additional Terms and Conditions

N/A

EXHIBIT B

N/A